Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-59500, 333-95605 and 333-30384) pertaining to the 1991 Equity Incentive Plan, the 1997 Equity Incentive Plan, the 1997 Non-Employee Directors’ Stock Option Plan, the Amplicon Corp. Stock Option Plan, the Tularik Matching Plan and the 1999 Employee Stock Purchase Plan of Tularik Inc., and Form S-3 (Nos. 333-67366, 333-65232 and 333-102637) of Tularik Inc. of our report dated February 27, 2004 with respect to the consolidated financial statements for the years ended December 31, 2002 and 2003, which appear in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

March 4, 2004